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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF TEMPLATE SOFTWARE, INC.


1.       Template Software, U.K. Limited (Incorporated in the United Kingdom)

         The Company's share capital is 100 Pounds, divided into 100 Shares of one Pound each.

         All 100 Shares are held by Template Software, Inc.

2.       Template Software, Limited (incorporated in the United Kingdom)

         The Company's share capital is 100 Pounds, divided into 100 Shares of one Pound each.

         All 100 Shares are held by Template Software, Inc.